Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

BETWEEN

CORE ALASKA, LLC AND ROYAL ALASKA, LLC

FOR

PEAK GOLD, LLC

DATED: JANUARY 8, 2015

4.1	No State-Law Partnership	10
4.2	Federal Tax Elections and Allocations	10
4.3	State Income Tax	11
4.4	Tax Returns	11
4.5	Other Business Opportunities	11
4.6	Waiver of Right to Partition	11
4.7	Transfer of Membership Interests	11
4.8	Implied Covenants; No Additional Duties	11
4.9	Liabilities; Indemnification	11
ARTICLE V CONTRIBUTIONS BY MEMBERS		13
5.1	Members’ Initial Contributions	13
5.2	Royal Resignation Prior to Making Earn In Contributions	14
5.3	Additional Cash Contributions/Joint Funding Period	14
5.4	No Right to Return of Contributions	15
ARTICLE VI PERCENTAGE INTERESTS		15

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

A           ASSETS AND AREA OF INTEREST

B           ACCOUNTING PROCEDURE

C           TAX MATTERS

D           INSURANCE

E           TRANSFER PROVISIONS

Schedule 5.1(a)               Allocation of Contributed Assets

LIMITED LIABILITY COMPANY AGREEMENT

OF

PEAK GOLD, LLC

This Limited Liability Company Agreement of Peak Gold, LLC (this “Agreement”) is made as of January 8, 2015 (the “Effective Date”) between Core Alaska, LLC, a Delaware limited liability company (“CORE”), and Royal Alaska, LLC, a Delaware limited liability company (“Royal”).

RECITALS

A.           As of the Effective Date, CORE owns or controls, directly or indirectly, the Contributed Assets (including the Properties described in Part 1 of Exhibit A).

B.           Royal wishes to participate with CORE in the Operations, including the exploration, evaluation, development and mining of mineral resources within the Properties and any other properties acquired by the Company pursuant to the terms of this Agreement.

C.           CORE and Royal wish to form and operate a limited liability company to own the Assets (including the Properties) or any other properties or other assets acquired by the Company pursuant to the terms of this Agreement and conduct Operations as contemplated by this Agreement.

In consideration of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, CORE and Royal agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms shall have the following meanings whenever used in this Agreement (including in the recitals hereto):

“Accounting Procedure” means the procedures set forth in Exhibit B.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is Controlled by, or is under common Control with, a Member.

“Agreement” means this Limited Liability Company Agreement, including all amendments and modifications hereof, and all schedules and exhibits, which are incorporated herein by this reference.

“Area of Interest” means the area described in Part 2 of Exhibit A.

“Assets” means the Properties, Products and all other real and personal property, tangible and intangible, held by the Company.

“Attributable Share” has the meaning given in Section 6.3.

“Avalon” means Avalon Development Corporation, an Alaska corporation.

“Avalon Agreement” means the Amended and Restated Personal Services Agreement, dated November 1, 2010, between Contango ORE, Inc. and Avalon.

“Avalon Data” means any Existing Data referred to in Section 14 of the Avalon Agreement.

“Budget” means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash advances to be made by the Members (or either of them) with respect to such Program.

“Budget Overrun” has the meaning given in Section 9.6.

“Business Account” means the account maintained in accordance with the Accounting Procedure.

“Buyout Factor” has the meaning given in Section 6.3(d)(iii).

“Buyout Purchase Price” has the meaning given in Section 6.3(c).

“Capital Account” means the capital account maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

“Capital Contribution” has the meaning given in Section 5.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Company” means Peak Gold, LLC, the Delaware limited liability company governed by this Agreement.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member, the Manager or the Company.

“Construction” has the meaning set forth in Subparagraph 2.13(b)(ii) of Exhibit B.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contributed Assets” means the Assets described in Part 1 of Exhibit A as of the Effective Date.

“Control” (i) when used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (1) the legal or beneficial ownership of voting securities or membership interests; (2) the right to appoint managers, directors or corporate management; (3) contract; (4) operating agreement; (5) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through agency, contract or otherwise; and (ii) when used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“CORE” has the meaning given in the preamble to this Agreement.

“Designate” has the meaning given in Section 7.1.

“Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other infrastructure and improvements to be used for on in connection with the mining, handling, milling, processing or other beneficiation of Products.

“Dollar Value Per Basis Point” has the meaning given in Section 6.3(d)(iv).

“Earn In Contributions” has the meaning given in Section 5.1(b)(ii).

“Earn In Period” has the meaning given in Section 5.1(b).

“Electing Member” has the meaning given in Section 6.3(a).

“Electing Member Attributable Share of Current Capital Call” has the meaning given in Section 6.3(d)(i).

“Electing Member Post Funding Percentage Interest” has the meaning given in Section 6.3(d)(ii).

“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company, either Member or the Manager, by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) obligations under or the violation or alleged violation of any Environmental Laws.

“Existing Data” has the meaning given in Section 2.2(b).

“Expenditure or Obligation” has the meaning given in Section 7.2(c)(xviii).

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government , including, where applicable, Tetlin, and any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

“Initial Contribution” means the Capital Contribution each Member has made or agrees to make as of the Effective Date pursuant to Section 5.1(a) (for CORE) Section 5.1(b)(i) (for Royal).

“Joint Funding Period” has the meaning given in Section 5.3.

“Knowledge” means, with respect to CORE, the actual knowledge of Brad Juneau and Curt Freeman, President of Avalon.

“Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Legal Proceeding” has the meaning given in Section 7.2(c)(xxi).

“Liens” has the meaning given in the Master Agreement.

“Management Committee” means the committee established under Article VII.

“Manager” means the person or entity appointed under Article VIII from time to time as the manager of the Company.

“Master Agreement” means that certain Master Agreement, between Contango ORE, Inc. and Royal Gold, Inc., dated September 29, 2014.

“Material Contract” means any contract entered into by the Manager for the Company involving payment or revenues of more than $100,000 per annum.

“Member” and “Members” mean CORE and Royal and any other person or entity admitted as a substituted or additional Member of the Company under this Agreement.

“Membership Interest” means, with respect to any Member:  (i) that Member’s status as a Member; (ii) that Member’s Capital Account and share of the profits, losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement; (iii) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement; and (iv) all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

“Operations” means the activities carried out by the Company under this Agreement.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of such Member, as such interest may from time to time be adjusted hereunder.  Percentage Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down.

“Permitted Liens” has the meaning given in the Master Agreement.

“Person” means any natural or juridical person, as the context requires.

“Phase I Earn-In Contributions” has the meaning given in Section 5.1(b)(ii)(1).

“Phase II Earn-In Contributions” has the meaning given in Section 5.1(b)(ii)(2).

“Phase III Earn-In Contributions” has the meaning given in Section 5.1(b)(ii)(3).

“Post Funding Percentage Interest” has the meaning given in Section 6.3.

“Prime Rate” means the interest rate quoted as “Prime” as published in The Wall Street Journal, under the heading “Money Rates”, as such rate may change from day to day.

“Products” means all ores, minerals and mineral resources produced from the Properties under this Agreement, in whatever form, including concentrate, dore and precipitate.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

“Project” means the Exploration, Development, Mining and other Operations to be conducted by the Company relative to the Properties and pursuant to this Agreement.

“Properties” means those mineral rights and other interests in real property described in Part 1 of Exhibit A and all other mineral rights and other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

“Royal” has the meaning given in the preamble to this Agreement.

“Tetlin” means the Native Village of Tetlin, a federally recognized Indian tribe organized pursuant to the Indian Reorganization Act, 25 U.S.C. §476, under a Constitution and By-laws approved on May 15, 1939, and ratified on March 20, 1940 a/k/a the Tribe of Tetlin, Tetlin Tribal Council and Tetlin Village Council.

“Tetlin Estoppel” has the meaning given in the Master Agreement.

“Tetlin Lease” means that certain Mineral Lease, dated July 15, 2008, as amended by Amendment No. 1 to Mineral Lease dated as of October 1, 2009, Amendment No. 2 to Mineral Lease dated as of June 1, 2011, Amendment No. 3 to Mineral Lease dated as of July 1, 2011, Amendment No. 4 to Mineral Lease dated as of December 3, 2012, and Amendment No. 5 to Mineral Lease dated as of April 1, 2013, for which a Memorandum of Mineral Lease was recorded on September 19, 2008 in the records of the Fairbanks Recording District:  401, State of Alaska, as document number 2008-019032-0.

“Tetlin Stability Agreement” has the meaning given in the Master Agreement.

“Transfer” means, when used as a verb, to sell, grant, assign, encumber, pledge or otherwise convey or dispose of or to commit to do any of the foregoing and, when used as a noun, means such a sale, grant, assignment, encumbrance, pledge or other conveyance or disposition, or such an arrangement.

“Treasury Regulations” or “Treas. Regs.” means regulations issued by the United States Department of Treasury under the Code.  Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code

“Voluntary Reduction In Percentage Interest” has the meaning given in Section 6.3(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1           Capacity of Members.  As of the Effective Date, each of the Members represents and warrants as follows:

(a)           it is duly organized and in good standing in its state of formation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)           it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)           it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)           this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms, enforceable against it in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, or by general principles of equity.

2.2           Additional Representations and Warranties of CORE.  As of the Effective Date, CORE makes the following representations and warranties to Royal:

(a)           Leases and Other Contracts.  With respect to those Properties in which CORE holds an interest under leases or other contracts:  (i) CORE is in exclusive possession of such Properties (subject to Permitted Liens and, in respect of the Tetlin Lease, to the rights of Tetlin thereunder) and has full authority thereunder to perform its obligations under this Agreement in respect thereof; (ii) CORE has not received any notice of, and has no Knowledge of, any default of any of the terms or provisions of such leases or other contracts; (iii) CORE has the authority under such contracts to perform fully its obligations under this Agreement; (iv) to the Knowledge of CORE, such contracts are valid and in good standing; and (v) the Properties covered thereby are free and clear of all defects and Liens arising by, through or under CORE.

(b)           Existing Data.  CORE has delivered or made available to Royal:  (i) all information concerning title to the Properties, (ii) all maps, drill logs and other drilling data, (iii) all core tests and pulps, (iv) all reports, surveys, assays and analyses, (v) all operations, technical, accounting and financial records, and (vi) other all material information developed in Operations prior to the Effective Date, in CORE’s possession or control (including as are in the possession of Avalon), including, but not limited to, true and correct copies of all leases or other contracts relating to the Properties (the “Existing Data”).  CORE owns the Avalon Data free clear of any Lien.  The Avalon Data does not, and the contribution by CORE of the Existing Data (including the Avalon Data) to the Company, and the use by the Company thereof, will not, infringe the intellectual property rights of Avalon or any other Person.

(c)           Claims.  With respect to unpatented mining claims located by or on behalf of CORE (or Au CORE) that are included within the Properties, except as provided in Part 1 of Exhibit A and subject to the paramount title of the State of Alaska or the United States (as applicable):  (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv)  all assessment work required to hold the unpatented mining claims for the current assessment year has been performed in a manner consistent with that which would be required of the Manager pursuant to Section 8.2(k) of this Agreement through the current assessment year; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of defects and Liens arising by, through or under CORE; and (vii) CORE has no Knowledge of conflicting claims.  With respect to those unpatented mining claims that were not located by CORE or an Affiliate of CORE, but are included within the Properties, CORE makes the foregoing representations and warranties (with the foregoing exceptions) to its Knowledge.

(d)           Compliance With Laws.  CORE and its Affiliates, and to the Knowledge of CORE, its predecessors in title in respect of the Contributed Assets, have complied with all Laws, including, without limitation, Environmental Laws, in connection with the acquisition, ownership, development and maintenance of the Contributed Assets, including, without limitation, the Tetlin Lease, and in the conduct of its and their business in respect of the same.

(e)           Investigations.  CORE has not received any written notice from any Governmental Authority of a pending investigation or alleging the violation of any Laws, including, without limitation, Environmental Laws, with respect to the Properties or any other Contributed Assets.

(f)           Litigation.  With respect to the Properties, there are no pending, or to CORE’s Knowledge, any threatened, actions, suits, claims or proceedings.

(g)           Liens.  To the Knowledge of CORE, there are no Liens encumbering the Contributed Assets other than Permitted Liens.

(h)           Disclosures.  Each of the Members represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Member in order to prevent the representations in this Article II from being materially misleading.

2.3           Survival.

(a)           The representations and warranties set forth in Section 2.1 shall survive the execution and delivery of this Agreement until the first (1st) anniversary of the Effective Date

(b)           The representations and warranties set forth in Sections 2.2(a) through (c) and Section 2.2(f) and (g) shall survive the execution and delivery of this Agreement until the third (3rd) anniversary of the Effective Date.

(c)           The representations and warranties set forth in Sections 2.2(d) and (e) shall survive the execution and delivery of this Agreement until the fifth (5th) anniversary of the Effective Date.

(d)           The representations and warranties set forth in Section 2.2(g) shall survive the execution and delivery of this Agreement as to each of the representations and warranties set forth in Section 2.1 and Sections 2.2(a) through (f) for so long as each such representation and warranty set forth in Section 2.1 and Sections 2.2(a) through (f) survives.

2.4           Record Title.  Title to the Assets shall be held by the Company.

2.5           Loss of Title.  Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that in the event of costs and losses arising out of or resulting from any breach of the representations and warranties of CORE, CORE shall promptly make an additional Capital Contribution to the Company of the amount of such costs and losses incurred by the Company, and shall indemnify the Company, Royal and its Affiliates for any such costs and losses incurred by the Company, Royal or its Affiliates.  Any such Capital Contributions shall be considered as part of CORE’s contribution of the Properties under Section 5.1, and for that reason shall not increase the Percentage Interest of CORE or be credited to CORE’s Capital Account.

ARTICLE III
NAME, PURPOSES AND TERM

3.1           General.  The Company has been duly organized pursuant to the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person.  The Members agree that all of their rights with respect to the Company and all of the Operations shall be subject to and governed by this Agreement.  To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

3.2           Name.  The name of the Company shall be “Peak Gold, LLC.”  The Manager shall accomplish any filings or registration required of the Company by applicable statutes where the Company conducts any Operations.

3.3           Purposes.  The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes:

(a)           to conduct Exploration within the Area of Interest,

(b)           to acquire additional Properties within the Area of Interest,

(c)           to evaluate the possible Development of the Properties,

(d)           to engage in Development and Mining Operations on the Properties,

(e)           to engage in marketing Products, to the extent permitted by Article XI,

(f)           to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)           to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4           Limitation.  Unless the Members otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5           Effective Date and Term.  The term of the Company shall commence as of the Effective Date and shall be perpetual, unless earlier terminated pursuant to Section 12.1.

3.6           Registered Agent; Offices.  The initial registered office and registered agent of the Company shall be as set forth in the Company’s certificate of formation.  The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect any such change.  The location of the principal place of business of the Company shall be at such location as the Manager shall from time to time select.

ARTICLE IV
RELATIONSHIP OF THE MEMBERS

4.1           No State-Law Partnership.  Nothing contained in this Agreement shall be deemed to constitute either Member the partner of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes).  Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Members, solely by virtue of being a Member.

4.2           Federal Tax Elections and Allocations.  The Company shall be treated as a partnership for federal income tax purposes.  Tax elections and allocations shall be made as set forth in Exhibit C.

4.3           State Income Tax.  The Members also agree that, to the extent permissible under applicable Law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

4.4           Tax Returns.  The Tax Matters Partner, as defined in Exhibit C, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

4.5           Other Business Opportunities.  Except as expressly provided in this Agreement, each Member and the Manager shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Member or the Manager, and, except as otherwise provided in Section 12.4, neither Member nor the Manager shall have any obligation to any Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

4.6           Waiver of Right to Partition.  The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7           Transfer of Membership Interests.  Except as otherwise provided in this Agreement, neither Member shall Transfer all or any part of its Membership Interest.

4.8           Implied Covenants; No Additional Duties.  There are no implied covenants contained in this Agreement other than the contractual covenants of good faith and fair dealing.  No Manager shall have any fiduciary or other duties to the Company except as specifically provided by this Agreement, and the Manager’s and Members’ duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.  Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, the Manager and Members shall not be liable to the Company nor to any Member for breach of any duty for the Manager’s or any such Member’s good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by any other Member, Manager, officer or employee of the Company, or the Management Committee or other committee of the Company, or by any other person as to matters such Member or the Manager reasonably believes are within such other person’s professional or expert competence.  The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in Section 18-406 of the Act.

4.9           Liabilities; Indemnification.

(a)           No Member or Manager of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company or any combination of the foregoing.

(b)           The Company shall indemnify, defend and hold harmless each Member and Manager, and their respective directors, officers, employees, agents and attorneys from and against any and all third party losses, claims, damages and liabilities arising out of or relating to (i) the Company or the Operations, including without limitation Environmental Liabilities and Continuing Obligations, (ii) any Properties assigned to a Member as an objecting Member pursuant to Section 14.1, but only to the extent arising out of or relating to Operations, including without limitation Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment, and (iii) any reimbursements by one Member to the other Member or Manager of any of the foregoing pursuant to Section 6.5, except in any case of clauses (i) through (iii) above to the extent such losses, claims, damages or liabilities arise out of or result from any conduct described in any of clauses (i) through (iii) of Section 4.9(c) below.  In all cases of this Section 4.9(b) and without limiting Section 6.5, indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof.  Notwithstanding the foregoing, the Company’s indemnification pursuant to this Section 4.9(b) as to third party claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company.

(c)           Subject to Section 4.8, each Member shall indemnify, defend and hold harmless the Company, the other Member, and such other Member’s directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of or relating to (i) any unauthorized act or any assumption of liability by the indemnifying Member (including in its capacity as a Manager), or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, (ii) any breach by such Member of any of its representations or warranties set forth in this Agreement or (iii) any breach by such Member of any covenant contained in this Agreement caused by or attributable to such Member’s willful misconduct or gross negligence, including in its capacity as a Manager.

(d)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OR ENTITY OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY REPRESENTATION OR WARRANTY OF THE OTHER MEMBER HEREUNDER, OR ANY OBLIGATION OF THE OTHER MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY ANY OTHER MEMBER HEREUNDER, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN Article II AND ARTICLE XIII AND SECTION 4.9 SHALL BE ENFORCEABLE ONLY BY A MEMBER AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE MEMBERS).  FOR THE AVOIDANCE OF DOUBT, THE COMPANY SHALL BE BOUND BY ARTICLE II AND ARTICLE XIII AND SECTION 4.9(b) BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A MEMBER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE MEMBERS.  ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OF ARTICLE II OR ARTICLE XIII OR SECTION 4.9 WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

ARTICLE V
CONTRIBUTIONS BY MEMBERS

5.1           Members’ Initial Contributions.

(a)           By CORE.  CORE, as its Initial Contribution, has contributed the Contributed Assets to the capital of the Company as of the Effective Date.  The agreed value of CORE’s Initial Contribution is Forty Five Million Seven Hundred Thousand Dollars ($45,700,000.00), which amount shall be credited to CORE’s Capital Account on the Effective Date and shall be allocated among the Contributed Assets as set forth on Schedule 5.1(a) to this Agreement for all purposes of this Agreement.

(b)           By Royal.  The period from the Effective Date through October 31, 2018 is referred to as the “Earn In Period.”

(i)           Initial Contribution.  Royal, as its Initial Contribution, has contributed Five Million Dollars ($5,000,000.00) to the Company as of the Effective Date, which sum was paid into the Business Account and shall be used to fund Programs and Budgets approved pursuant to Article IX.  Royal’s Initial Contribution shall not be credited to Royal’s Capital Account and Royal shall not earn a Percentage Interest in respect of its Initial Contribution.

(ii)           Earn-In Contributions.  Royal shall have the right (but not the obligation) to earn a Percentage Interest by making additional contributions to the Company (“Earn In Contributions”), in its sole discretion, during the Earn-In Period, as follows, which sums shall be shall be paid into the Business Account, credited to Royal’s Capital Account, and used to fund Programs and Budgets approved pursuant to Article IX:

(1)           Phase I Earn In.  Royal may make further contributions in an amount up to an additional Five Million Dollars ($5,000,000) (the “Phase I Earn In Contributions”) for an aggregate Percentage Interest of up to ten percent (10%).  If Royal makes Phase I Earn In Contributions of less than Five Million Dollars ($5,000,000), then, for each One Million Dollars ($1,000,000) in Phase I Earn In Contributions, Royal will earn an incremental two percent (2.0%) Percentage Interest.

(2)           Phase II Earn-In.  If Royal funds the entire Phase I Earn In Contribution, then Royal may make further contributions in an amount up to an additional Ten Million Dollars ($10,000,000) (the “Phase II Earn In Contributions”) for an additional Percentage Interest of up to fifteen percent (15%) (and a total Percentage Interest of up to twenty-five (25%)).  If Royal makes Phase II Earn In Contributions of less than Ten Million Dollars ($10,000,000), then, for each additional One Million Dollars ($1,000,000) in Phase II Earn In Contributions, Royal will earn an incremental one and one-half percent (1.5%) Percentage Interest.

(3)           Phase III Earn-In.  If Royal funds the entire Phase II Earn In Contribution, then Royal may make further contributions in an amount up to an additional Ten Million Dollars ($10,000,000) (the “Phase II Earn In Contributions”) for an additional Percentage Interest of up to fifteen percent (15%) (and a total Percentage Interest of up to forty percent (40%)).  If Royal makes Phase III Earn In Contributions of less than Ten Million Dollars ($10,000,000), then, for each additional One Million Dollars ($1,000,000) in Phase III Earn In Contributions, Royal will earn an incremental one and one-half percent (1.5%) Percentage Interest.

5.2           Royal Resignation Prior to Making Earn In Contributions.

(a)           Prior to making any Earn In Contributions, Royal, in its sole discretion, may elect to resign from the Company at any time, and, further, if Royal elects not to make any Earn In Contributions on or prior to October 31, 2018, then Royal shall be deemed to have resigned from the Company.

(b)           Upon Royal’s resignation under this Section 5.2, the Company shall automatically acquire Royal’s entire Membership Interest, free and clear of security interests or other Liens arising by, through or under Royal.  Royal will not be entitled to receive distributions or any further consideration from the Company.  Royal shall have no further right, title or interest in the Company or any indirect interest in the Assets. Royal agrees to execute such documents as may be reasonably requested by CORE to reflect such resignation and the relinquishment of Royal’s entire Membership Interest.

(c)           Upon Royal’s resignation under this Section 5.2, Royal shall have no further right (nor obligation) to make any Earn In Contribution; provided that such resignation shall not relieve Royal of (i) its obligation to fund then unfunded Operations under an adopted Budget and Program up to the amount of Royal’s Initial Contribution, (ii) its responsibility to reimburse CORE as provided in Section 6.5 for third party losses, claims, damages and liabilities existing or arising out of actions, occurrences or events occurring prior to Royal’s resignation in an amount or amounts (in the aggregate) not to exceed One Hundred Percent (100%) of Royal’s portion of such losses, claims, damages and liabilities until Royal has contributed (together with all other contributions of Royal prior to the date of resignation) an aggregate amount equal to Royal’s Initial Contribution; or (c) its responsibility to indemnify, defend and hold harmless those entities as provided in Section 4.9(c).

(d)           Except as expressly provided in this Section 5.2, Royal’s resignation shall (i) relieve Royal from any other obligation to make contributions or provide reimbursement to CORE hereunder, and (ii) otherwise be without liability, penalty or consequence to Royal.

5.3           Additional Cash Contributions/Joint Funding Period.  Following the expiry of the Earn In Period or such earlier date by which Royal has earned a forty percent (40%) Membership Interest (the “Joint Funding Period”), the Members, subject to any election permitted by Section 6.3, and in addition to the Initial Contributions and Earn In Contributions, shall be obligated to contribute funds to approved Programs and Budgets in proportion to their respective Percentage Interests (“Capital Contributions”).

5.4           No Right to Return of Contributions.  No Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  No unrepaid Capital Contribution shall constitute a liability of the Company, the Manager or any Member.  A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.  The provisions of this Section 5.4 shall not limit a Member’s rights or obligations under Article XII.

ARTICLE VI
PERCENTAGE INTERESTS

6.1           Initial Percentage Interests.  On the Effective Date, the Members shall have the following initial Percentage Interests:

(a)           CORE: 100%

(b)           Royal: 0%

6.2           Changes in Percentage Interests.  A Member’s Percentage Interest shall only be changed as follows:

(a)           As provided in Section 5.1; or

(b)           Upon the funding of Capital Contributions after an election by a Member pursuant to Section 6.3 to not make Capital Contributions to an approved Program and Budget, or to fund less than the full Capital Contribution to an approved Program and Budget than the percentage reflected by its Percentage Interest; or

(c)           During the Joint Funding Period, in the event of default by a Member in making its agreed-upon Capital Contribution to an approved Program and Budget, followed by an election by the other Member to invoke Section 6.4(b); or

(d)           Upon the Transfer by a Member of all or less than all of its Membership Interest in accordance with Article XV; or

(e)           Upon the issuance of additional Membership Interests in the Company with the unanimous consent of the Members.

6.3           Election Not to Make Capital Contribution; Voluntary Reduction in Percentage Interest; Buyout.

(a)           Election Not to Make Capital Contribution.  During the Joint Funding Period, a Member (the “Electing Member”) may elect, as provided in Section 9.5, to limit its Capital Contributions to an approved Program and Budget as follows:

(i)           By making Capital Contributions to the approved Program and Budget to some lesser amount than its respective Percentage Interest; or

(b)           (ii)           By not making any Capital Contributions to the approved Program and Budget.

(c)           Voluntary Reduction in Percentage Interest.  The Percentage Interest of an Electing Member shall be recalculated at the time each such Capital Contribution is made by dividing:  (i) the sum of (a) the value of the Electing Member’s Initial Contribution and (as to Royal) Earn In Contributions as determined under Section 5.1, plus (b) the total of all of the Electing Member’s Capital Contributions under Section 5.3, plus (c) the amount of Capital Contribution, if any, the Electing Member funds pursuant to an election to contribute to the approved Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Members; and then multiplying the result by one hundred (the “Voluntary Reduction in Percentage Interest”).  The Percentage Interest of the other Member shall thereupon become the difference between 100% and the Electing Member’s recalculated Percentage Interest.

(d)           Buyout.  If at the time of any Capital Contribution, an Electing Member’s Percentage Interest is or as a result of such Capital Contribution becomes less than five percent (5%), the other Member shall have the right to buy-out the remaining Membership Interest of the Electing Member for a purchase price (the “Buyout Purchase Price”) equal to the product of: (i) the applicable Dollar Value Per Basis Point of Electing Member Percentage Interest multiplied by (ii) the product (stated in basis points) of (1) the applicable Electing Member Post Funding Percentage Interest multiplied by (2) 100, where:

(i)           “Electing Member Attributable Share of Current Capital Call” means the result (in dollars) of (i) the amount of the relevant capital call (in dollars) multiplied by (ii) the Electing Member’s Percentage Interest immediately prior to the capital call;

(ii)           “Electing Member Post Funding Percentage Interest” means the result (stated as a percentage) of (i) the amount of the Electing Member’s Capital Account (in dollars) immediately prior the capital call divided by (ii) the aggregate amount of both Member’s Capital Accounts immediately following the capital call (in dollars);

(iii)           “Buyout Factor” means the result (stated in basis points) of (a) (i) the Electing Member’s Percentage Interest immediately prior to the capital call (stated as a percentage) minus (ii) the Electing Member Post Funding Percentage Interest (stated as a percentage) multiplied by (b) 100; and

(iv)           “Dollar Value Per Basis Point of Electing Member Percentage Interest” means the result (in dollars) of (i) the Electing Member Attributable Share of Capital Call (stated in dollars) divided by (ii) the Buyout Factor (stated in basis points).

6.4           Default in Making Contributions.

(a)           Subject to an election made under Section 6.3 not to make a Capital Contribution, if a Member defaults in making a Capital Contribution required by an approved Program and Budget, the non-defaulting Member may advance the amount of the defaulted upon Capital Contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in Section 10.3.  The failure to repay said loan upon demand shall be a default.  A non-defaulting Member may elect any applicable remedy under Section 6.4(b) or Section 6.6 or any other rights and remedies available to such Member at Law or in equity.  All such remedies shall be cumulative.  The election of one or more remedies shall not waive the election of any other remedies.

(b)           The Members acknowledge that if a Member defaults in making a Capital Contribution or in repaying a loan made by the non-defaulting Member, as required hereunder, it will be difficult to measure the damages resulting from such default.  In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Member of such default, declare the defaulting Member in default of such obligation in which case the defaulting Member’s Percentage Interest shall be reduced by two (2) times the Voluntary Reduction in Percentage as calculated pursuant to Section 6.3.

6.5           Continuing Obligations and Liabilities.  Each Member shall be liable to the other Member (including in its capacity as a Manager) to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, claims, damages and liabilities arising out of or relating to (a) the Company or the Operations, including without limitation Environmental Liabilities and Continuing Obligations, incurred by such other Member, and (b) any Properties assigned to the other Member as an objecting Member pursuant to Section 14.1, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including without limitation Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment.  The reimbursement obligation of a Member under this Section 6.5 shall apply whether or not any such losses, claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member’s Percentage Interest, but in each case only to the extent not indemnified by the Company pursuant to Section 4.9(b), and not to the extent such losses, claims, damages and liabilities arise out of conduct of the Member requesting reimbursement described in any of clauses (i) through (iii) of Section 4.9(c).  For purposes of this Section 6.5, such Member’s share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Effective Date, such Member’s initial Percentage Interest), except as otherwise provided in Section 5.2.  Any resignation or deemed resignation of a Member, any Transfer by such Member of all or any portion of its Membership Interest, or any reduction of a Member’s Percentage Interest under this Article VI shall not relieve such Member of its share of any such liability accruing before such resignation, Transfer or reduction.  Notwithstanding the foregoing, the provisions of this Section 6.5 shall apply only in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company obligations.

6.6           Grant of Security Interest.  Each Member hereby grants to the other Member a security interest in its Membership Interest, and any accessions thereto and any proceeds and products therefrom, in order secure each and every obligation of such granting Member to the other Member under this Agreement.  Each Member hereby authorizes the other to file and record all financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions of this Section 6.6.  In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this Section 6.6, notwithstanding any contrary provision in Article XV, the acquiring person or entity shall, at the election of the remaining Member, in its sole discretion, automatically be admitted as a Member in the Company without any further action of the defaulting Member; provided, that the defaulting Member shall take all action that the non- defaulting Member may reasonably request to effectuate the admission of the transferee as a Member of the Company.

ARTICLE VII
MANAGEMENT COMMITTEE

7.1           Organization and Composition.  The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  During the Earn In Period and, thereafter, provided Royal has earned at least a 40% Membership Interest, the Management Committee shall consist of one (1) designate appointed by CORE and two (2) designates appointed by Royal (each, a “Designate”).  If, after October 31, 2018, Royal has not earned at least a 40% Membership Interest, the Management Committee shall consist of two (2) Designates appointed by the Member having the majority Percentage Interest and one (1) Designate appointed by the other Member.  Each Member may appoint one or more alternates to act in the absence of a regular Designate.  Any alternate so acting shall be deemed a Designate.  Appointments shall be made or changed by notice to the other Member.  Designates shall not be considered managers under the Act in such capacity, but derive all of their right, power and authority from the Members.  No Member or Designate shall have the power to bind the Company.  All documents and instruments executed on behalf of the Company shall be signed by the Manager or by another officer or employee of the Company to whom the Manager has delegated the general or specific authority.  The Member having the majority of the membership of the Management Committee shall appoint one of its Designates to serve as chair of the Management Committee.

7.2           Voting; Decisions.

(a)           Each Designate shall have one vote on the Management Committee.

(b)           Except as provided in Section 7.2(c), the affirmative vote of a majority of the Designates shall determine the decisions of the Management Committee.

(c)           The following actions by the Management Committee require the affirmative vote of all Designates:

(i)           making any amendment to this Agreement;

(ii)           admitting any new Member, other than as expressly permitted by this Agreement;

(iii)           appointing a replacement Manager following the resignation or removal of the Manager;

(iv)           adjusting the Percentage Interests of the Members, other than as expressly permitted in this Agreement;

(v)           accepting in-kind Capital Contributions from the Members, other than CORE’s Initial Contribution;

(vi)           electing to dissolve or wind-up the Company or to take any action that is intended to result in dissolution or winding up of the Company;

(vii)           commencing a voluntary proceeding in bankruptcy in the name of the Company or seeking the protection of any federal or state bankruptcy or insolvency Law or debtor relief statute for the Company;

(viii)           entering into any merger or other business combination involving the Company;

(ix)           selling, exchanging, leasing, abandoning, mortgaging, pledging or otherwise disposing of or transferring Assets having a fair market value of more than One Hundred Thousand Dollars ($100,000); except for (1) any transfer of Assets pursuant to, or which consists of, Liens granted pursuant to a deed of trust or other security documents executed in connection with a credit agreement, (2) any transfer of Assets in the ordinary course of business, or (3) the sale or other disposition of Assets which are replaced by Assets of an equivalent or greater value or which have become obsolete and are of no further value to the Project;

(x)           terminating, or entering into any amendment, supplement or other modification to the Tetlin Lease, Tetlin Estoppel or Tetlin Stability Agreement;

(xi)           assigning any right or obligation of the Company under the Tetlin Lease;

(xii)           abandoning or surrendering, any mining claim included in the Properties; determinations of fair market value for the purpose of this Agreement including under Exhibit C, other than with respect to the fair market value of the Contributed Assets at the date of CORE’s Initial Contribution, which the Members agree is as set forth in Exhibit A;

(xiii)           taking any action which would cause the Company not to be recognized as a partnership for federal income state tax purposes, except when such action is required by Law; or

(xiv)           amending the tax policies or tax elections set forth on Exhibit C or terminating Exhibit C;

(xv)           selection or change of accounting firms selected to prepare and/or audit the Company’s financial statements and to prepare the Company’s tax returns;

(xvi)           preparation of tax returns of the Company, as set forth in Exhibit C;

(xvii)           making, incurring, issuing or assuming any of the following (an “Expenditure or Obligation”) involving a dollar amount of more than (1) Two Hundred Fifty Thousand Dollars ($250,000) during Exploration and Development and (2) Five Hundred Thousand Dollars ($500,000) during Construction and Mining: making any expenditure; lending or borrowing money; incurring any expense; executing agreements; or incurring, assuming or guaranteeing any obligation, or contracting for indebtedness or other liability, or securing the same by mortgage, deed of trust, or other Lien; except when any such Expenditure or Obligation is made, incurred, issued or assumed pursuant to (A) any Material Contract that has been approved by the Management Committee, (B) any applicable Program and Budget approved by the Management Committee (or as permitted under Sections 9.6 or 9.7), or (C) the ordinary day-to-day business of the Company;

(xviii)           entering into, materially amending or terminating any Material Contract (other than the Tetlin Lease), or amending any agreement that is not a Material Contract when such amendment would have the effect of causing such agreement to become a Material Contract (subject to the exceptions set forth in Section 7.2(c)(xvii);

(xix)           requiring any Member to contribute, advance, loan or provide a Capital Contribution, credit facility or other credit support;

(xx)           bringing, defending or otherwise engaging in any actions at Law or in equity, or under alternative forms of dispute resolution including without limitation arbitration and meditation, on behalf of the Company by or against third parties (each of the foregoing, a “Legal Proceeding”) or consenting to or entering into a judgment or settlement of any Legal Proceeding, when such Legal Proceeding involves the expense, expenditure, loaning or borrowing by the Company of more than One Hundred Thousand Dollars ($100,000) except when such expense, expenditure, loaning or borrowing of funds is made pursuant to an approved Program and Budget; and

(xxi)           engaging in any transaction with any Member or an Affiliate thereof, or entering into any Material Contract with a Member or an Affiliate thereof, except when such transaction or Material Contract is for goods or services provided by a Member pursuant to provisions set forth in this Agreement.

7.3           Meetings.  The Management Committee shall hold regular meetings at least twice per year (and, on approval of the Management Committee, up to four (4) times per year).  The Management Committee shall meet in person in Denver, Colorado, or at another location approved by the Management Committee.  The Manager shall give at least thirty (30) days’ notice to the Members of such regular meetings.  Additionally, either Member may call a special meeting upon at least ten (10) days notice to the Manager and the other Member.  In case of emergency, reasonable notice of a special meeting shall suffice.  Special meetings shall be held in person in Denver, Colorado, or at another location approved by the Management Committee.  There shall be a quorum at any meeting of the Management Committee if at least one Designate representing each Member is present.  If a quorum is not present at a meeting, business of the Management Committee cannot be conducted at such meeting; however either Member may reconvene the same meeting upon ten (10) days written notice to the Manager and the other Member.  If a Member (through its Designate) fails to attend two (2) consecutive properly noticed meetings of the Management Committee, then a quorum shall be deemed to exist at the second (2nd) such meeting if the other Member is represented by at least one of its Designates and a vote of such Member shall be sufficient to act on any matter properly included on the agenda for such meeting as included in the notice for such meeting even if such action would otherwise require unanimous approval of the Members.  Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Member calling the meeting in the case of a special meeting, but, if a quorum is present at a meeting, any matters not itemized on the agenda may be considered at the meeting with the consent of all Designates present.  Meetings of the Management Committee may also be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Members within ten (10) days after the meeting.  The minutes, when signed by all Members, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Members.  If a Member timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Members.  If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Member’s proposed changes shall collectively constitute the record of the meeting.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Company cost.  All other costs shall be paid by the Members individually.

7.4           Action Without Meeting.  Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by the member or members of the Management Committee having the requisite authority to take such action at a meeting at which all of the members of the Management Committee were present and voted; provided that notice of all actions taken by less than unanimous written consent shall be provided to all members of the Management Committee (other than members of the Management Committee executing such consent) not later than ten (10) days after the taking of such action.  Action taken under this Section 7.4 shall be effective when members of the Management Committee holding the requisite authority have signed the consent, unless the consent specifies a different effective date.

7.5           Matters Requiring Approval.  Except as expressly delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to the Company.

ARTICLE VIII
MANAGER

8.1           Appointment.  The Members hereby appoint Royal as the Manager, initially, with overall management responsibility for Operations during the Earn In Period, and thereafter provided Royal holds at least a forty percent (40%) Percentage Interest, and Royal hereby agrees to serve as Manager for such period or until it earlier resigns as provided in Section 8.4.

8.2           Powers and Duties of Manager.  Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with approved Programs and Budgets:

(a)           The Manager shall manage, direct and control Operations, including without limitation to market and sell all Products.

(b)           The Manager shall implement the decisions of the Management Committee, shall make from Company funds all expenditures necessary to carry out Programs approved by the Management Committee, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out Programs approved by the Management Committee.

(c)           The Manager shall:  (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Liens, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s Liens which shall be released or discharged in a diligent manner, or Liens specifically approved by the Management Committee.

(d)           The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

(e)           The Manager shall:  (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member’s sales revenue or net income.  If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

(f)           The Manager shall:  (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation of any thereof of which the Manager has notice; and (iv) prepare and file all reports or notices required for Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply, and the Manager has timely cured or disposed of such violation (to the extent reasonably possible) through performance, or payment of fines and penalties.

(g)           The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations subject to approval of the Management Committee under Section 7.2(c)(xxi).  The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  The non-managing Member shall approve in advance any settlement involving payments, commitments or obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) in cash or value.

(h)           The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit D or as may otherwise be determined from time to time by the Management Committee.

(i)           The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV and subject to approval of the Management Committee under Section 7.2(c)(xii).

(j)           The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k)           The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by Law in order to maintain the mining claims included within the Properties.  The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required.  The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the Program approved by the Management Committee.  The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at least the minimum amount required by Law to maintain such claim or site.

(l)           If authorized by the Management Committee, the Manager may:  (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Federal Law hereafter enacted.

(m)           The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

(n)           The Manager shall maintain Capital Accounts of the Members in accordance with Exhibit C.

(o)           The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(p)           The Manager shall manage the performance of Continuing Obligations when and as economic and appropriate, whether before or after dissolution of the Company, subject to availability of funds in the Environmental Compliance Fund, and shall be reasonably compensated for such activities even after dissolution of the Company.  The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Manager shall keep the other Member reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(q)           The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, or in longer term investments if approved by the Management Committee.  Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(r)           The Manager shall establish a technical committee with experience and expertise to advise the Manager in matters of Exploration, Development and conduct of other Operations as required from time to time.

(s)           All communications between the Company and its contractors shall be handled by the Manager and not by any Member (unless that Member is the Manager).

(t)           The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, subject where relevant to availability of funds in the Environmental Compliance Fund, and where relevant shall be reasonably compensated for such activities even after dissolution of the Company.

(u)           The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Member to perform acts or to contribute amounts required of it by this Agreement.

8.3           Standard of Care.  The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices regularly observed for mining operations similar to the Operations in North America, and in accordance with applicable Laws, and the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets.  Notwithstanding anything in this Agreement to the contrary, the Manager shall not be liable to the non-managing Member or the Company for any breach of this Agreement or other act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.

8.4           Resignation; Deemed Offer to Resign.  The Member acting as Manager may resign upon ninety (90) days’ prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within thirty (30) days after the notice of resignation; provided that if the other Member does not make such an election within such thirty (30) day period, a new Manager shall be appointed by the Management Committee.  If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Member, if at all, within ninety (90) days following such deemed offer:

(a)           During the Joint Funding Period, the Percentage Interest of such Member becomes less than fifty percent (50%); provided that during the Joint Funding Period, Royal shall not be deemed to have offered to resign as Manager so long as its Percentage Interest is at least forty percent (40%); or

(b)           The Manager fails to materially perform an obligation imposed upon the Manager under this Agreement or fails to conduct Operations in accordance with the standard of care specified in Section 8.3 and such failure continues for a period of sixty (60) days after notice from the other Member demanding performance; or

(c)           Provided sufficient funds are available in the Business Account, the Manager fails to pay or contest in good faith Company bills and Company debts within sixty (60) days after they are due; or

(d)           A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of such Member’s assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by such Member, or

(e)           Such Member commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect; consents to the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; makes a general assignment for the benefit of creditors; fails generally to pay its or the Company’s debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(f)           Entry is made against such Member of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect; or

(g)           A Member who serves as Manager breaches its representations and warranties, any covenants or other terms of this Agreement.

8.5           Payments To Manager.  The Manager shall be compensated for its service and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

8.6           Transactions With Affiliates.  If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’s-length transactions or on terms that have been approved by the non-managing Member.

8.7           Information Rights; Audits and Site Visits.  The Manager shall provide each Member with the following financial statements and reports at the times indicated below:

(a)           Quarterly within twenty-five (25) days after the end of each fiscal quarter ending March 31, September 30 and December 31, unaudited financial statements prepared in accordance with GAAP, or such method of accounting as determined by the Management Committee in its sole discretion, with respect to such fiscal quarter, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity, in each case, setting forth in comparative form the figures for the previous year and a comparison to budgeted amounts.  Such financial statements shall be subject to audit by the other Member at any time at its request at its own expense;

(b)           Annually within forty-five (45) days after the end of each fiscal year ending June 30, financial statements prepared in accordance with GAAP, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity with respect to such fiscal year, setting forth in each case in comparative form the figures for the previous year, which financial statements shall be audited by an independent certified public accounting firm selected and approved by the Management Committee in accordance with Section 7.2(c)(xvi);

(c)           Quarterly within 30 days after the end of each fiscal quarter ending March 31, June 30, September 30 and December 31, a quarterly activity report that includes statements of expenditures and comparisons of such expenditures to the approved Budget then in effect, a discussion of the business, operations and results of the Company for such fiscal quarter, the Management Committee’s plan for the upcoming fiscal quarter and a discussion of any issues or events that the Management Committee determines are likely to have a material effect on the Operations and results for the upcoming fiscal quarter;

(d)           a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs;

(e)           At least three (3) days prior to each scheduled Management Committee meeting, ‘board books’ for the Designates; and

(f)           such other reports as any member of the Management Committee may reasonably request.

Subject to Article XVII, at all reasonable times the Manager shall provide the other Member, access to, and the right to inspect and, at such Member’s cost and expense, copies of all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other business information, to the extent preserved or kept by the Manager.  In addition, the Manager shall allow the non-managing Member, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Member does not unreasonably interfere with Operations.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1           Initial Program and Budget.  The Manager shall present a proposed initial Program and Budget to the Management Committee within ninety (90) days of the Effective Date.

9.2           Operations Pursuant to Programs and Budgets.  Except as otherwise provided in Article IX and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.  Each Program and Budget approved pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.3           Presentation of Programs and Budgets.  Proposed Programs and Budgets shall be prepared by the Manager for a period of one fiscal year of the Company or any longer period.  Each Program and Budget approved by the Management Committee, regardless of length, shall be reviewed at least once each fiscal year at the annual meeting of the Management Committee.  During the period encompassed by any Program and Budgets, and at least sixty (60) prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Members.  Each such proposed Program and Budget shall be in a form and degree of detail reasonably acceptable to the Members.

9.4           Review and Approval of Proposed Programs and Budgets.  Within thirty (30) days after submission of a proposed Program and Budget, each Member shall submit to the Management Committee:

(a)           Notice that the Member approves the proposed Program and Budget; or

(b)           Proposed modifications of the proposed Program and Budget.

If a Member fails to give either of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by such Member of the proposed Program and Budget.  If a Member makes a timely submission to the Management Committee pursuant to Section 9.4(b), then the Management Committee shall consider the submission in good faith; provided that nothing in this Section 9.4 shall prevent the Management Committee from approving a Program and Budget in the form originally submitted  to the Members.

9.5           Election to Participate During Joint Funding Period.  During the Joint Funding Period, by notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be recalculated as provided in Article VI.  If a Member fails to so notify the Management Committee, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Program and Budget.

9.6           Budget Overruns; Program Changes.

(a)           The Manager shall promptly notify the Management Committee of any departure from an adopted Program and Budget by more than fifteen percent (15%).

(b)           Any departure from an adopted Program and Budget of more than fifteen percent (15%), unless incurred in response to an emergency or unexpected expenditure made pursuant to Section 9.7 or unless otherwise authorized by the Management Committee, shall be at the sole cost and expense of the Member acting as Manager and shall not constitute a Capital Contribution by the Member acting as Manager.

(c)           Any departure from an adopted Program and Budget of fifteen percent (15%) or less shall be borne by the Members, as Capital Contributions, in proportion to their respective Percentage Interests as of the time the overrun occurs.

9.7           Emergency or Unexpected Expenditures.  In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Law.  The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care.  The Manager shall promptly notify the Members of the emergency or unexpected expenditure and the Manager shall be reimbursed for all resulting costs by the non-managing Member in proportion to its respective Percentage Interests at the time the emergency or unexpected expenditures are incurred; provided that, during the Earn In Period, all such costs shall be funded out of Royal’ s Initial Contribution and Earn In Contributions as applicable without any reduction in Royal’s Percentage Interest. Expenditures permitted by this Section 9.7, and amounts reimbursed pursuant to this Section 9.7 shall constitute Capital Contributions.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1           Monthly Statements.  The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2           Capital Calls.  During the Joint Funding Period, on the basis of each approved Program and Budget, the Manager shall submit to each Member prior to the last day of each month, a billing for estimated cash requirements for the next month.  Within 10 days after receipt of each billing, each Member shall advance to the Manager as a Capital Contribution to the Company its proportionate share based on its Percentage Interest of the estimated amount.  Time is of the essence of payment of such billings.  Subject to available funds, the Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ten (10) days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business Account in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3           Failure to Meet Capital Calls.  Except as provided in Section 9.5, a Member that fails to meet capital calls in the amount and at the times specified in Section 10.2 shall be in default, and the amount of the defaulted capital call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum rate permitted by Law.  The non-defaulting Member shall have those rights, remedies and elections specified in Section 6.4.

ARTICLE XI
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

11.1           Distributions.  The aggregate amount of all distributions to the Members of cash and the timing of such distributions shall be determined by the Management Committee.  Cash distributions shall be made to the Members in accordance with their respective Percentage Interests.  In kind distributions to the Members of Products shall be governed by Section 11.2.

11.2           Disposition of Production; No Distributions In Kind.  The Manager shall dispose of Products under arrangements as may be approved by the Management Committee from time to time.  Neither Member shall have the right or the obligation to take distributions in kind or separately dispose of its share of Products.

ARTICLE XII
DISSOLUTION OF THE COMPANY AND RESIGNATION OF A MEMBER

12.1           Dissolution.  The Company shall be dissolved only upon the unanimous agreement of the Members.

12.2           Resignation.  During the Earn In Period, prior to making any Earn In Contributions, Royal may resign as a Member of the Company as provided in Section 5.2(a).  During the Earn In Period, after making any Earn In Contributions, Royal may elect to resign, and during the Joint Funding Period either Member may elect to resign, as a Member of the Company by giving written notice to the other Member of the effective date of the resignation, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice.  Upon any such resignation, the Company shall acquire the resigning Member’s entire Membership Interest, free and clear of security interests or other Liens arising by, through or under such resigning Member, except those to which both Members have given their written consent after the Effective Date, and such Membership Interest shall be cancelled.  The resigning Member is entitled to receive no distribution upon such resignation or any further consideration from the Company.  Any such resignation under this Section 12.2 shall not relieve the resigning Member of its obligations under Sections 4.9(c) and 6.5 (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted prior to such resignation.  If, during the Joint Funding Period, a Member’s Percentage Interest is reduced to zero, the Member shall be deemed to have resigned.

12.3           Liquidation and Termination After Dissolution.  Upon the dissolution of the Company under Section 12.1, the Manager shall appoint in writing one or more liquidators (including either Member or the Manager) who shall have the authority set forth in Section 12.6.  The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company.  The liquidator may determine which assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other assets of the Company.  All gain or loss with respect to the assets (including assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of Exhibit C.  Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit.  The Assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members.  Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with Section 4.2 of Exhibit C.  Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 12.3.  Upon the completion of the winding up of the Company, the liquidator shall cancel the certificate of formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

12.4           Non-Compete Covenants.  A Member that resigns or is deemed to resign from the Company pursuant to Sections 5.2 or 12.2, or a Member that transfers or forfeits its entire Membership Interest, shall not directly or indirectly acquire any interest in Properties or other property within the Area of Interest for twenty four (24) months after the effective date of the resignation, forfeiture or transfer.  If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing, breaches this Section 12.4, such Member or Affiliate shall be obligated to offer to convey to the Company, without cost, any such property or interest so acquired.  Such offer shall be made in writing and can be accepted by the Company at any time within forty five (45) days after it is received.

12.5           Right to Data After Termination.  After the termination of the continued existence of the Company pursuant to Section 12.3, each Member shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a resigning Member, or a Member that forfeits or transfers its entire Membership Interest, shall not be entitled to any such copies after any such resignation.

12.6           Continuing Authority.  From and after the dissolution of the Company under Section 12.1, the liquidator shall have the power and authority of the Members, Manager and the Management Committee to do all things on behalf of the Company which are reasonably necessary or convenient to:  (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution.  The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1           General.  Any interest or right to acquire any interest in real property (including any royalty interest) within the Area of Interest acquired during the term of this Agreement by or on behalf of a Member or any Affiliate shall be subject to the terms and provisions of this Agreement.

13.2           Notice to Non-Acquiring Member.  Within five (5) days after the acquisition of any interest or the right to acquire any interest in real property (including any royalty interest) wholly or partially within the Area of Interest (except real property acquired by or on behalf of the Company pursuant to a Program), the acquiring Member shall notify the other Member of such acquisition.  The acquiring Member’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof.  In addition to such notice, the acquiring Member shall make any and all information concerning the acquired interest available for inspection by the other Member.

13.3           Option Exercised.  If, within ninety (90) days after receiving the acquiring Member’s notice, the other Member notifies the acquiring Member of its election to participate in the acquired interest, the acquiring Member or its Affiliate shall convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire acquired interest (or if to the other Member, a proportionate undivided interest therein based on the Percentage Interests of the Members).  If conveyed to the Company, the acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate therein.  Such other Member shall promptly pay to the acquiring Member its proportionate share based on Percentage Interests of the latter’s actual out-of-pocket acquisition costs; provided that, during the Earn In Period, all such out-of-pocket acquisition costs shall be funded out of Royal’ s Initial Contribution and Earn In Contributions as applicable without any reduction in Royal’s Percentage Interest.

13.4           Option Not Exercised.  If the other Member does not give such notice within the ninety (90) day period set forth in Section 13.3, neither such Member nor the Company shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Properties or otherwise be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

14.1           Surrender or Abandonment of Property.  The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties.  If the Management Committee authorizes any such surrender or abandonment over the objection of a Member, the Company shall assign to the objecting Member, by special warranty deed and without cost to the surrendering Member, all of the Company’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties, the Company shall have no further right, title or interest therein, and the objecting Member shall indemnify, defend and hold the Company and the surrendering Member harmless from all obligations with respect to the surrendered or abandoned Property whenever arising or occurring.

14.2           Reacquisition.  If any Properties are abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire an interest in properties comprising the area of such Properties (or any greater or lesser area thereof) for a period of twenty four (24) months following the date of such abandonment or surrender.  If a Member reacquires any interest in properties in violation of this Section 14.2, the other Member may elect by notice to the reacquiring Member within forty five (45) days after it has actual notice of such reacquisition, to have such properties contributed to the Company.  In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the Member required to contribute such Properties to the Company, but shall not be credited to the Capital Account of the contributing member or taken into account for purposes of calculating the Members’ respective Percentage Interests.

ARTICLE XV
TRANSFER OF INTEREST

15.1           General.  A Member shall have the right to Transfer to any third party all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company), solely as provided in this Article XV.

15.2           Limitations on Free Transferability.  The Transfer right of a Member in Section 15.1 shall be subject to the following terms and conditions:

(a)           No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless and until the transferring Member has provided to the other Member notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Member;

(b)           No Member, without the consent of the other Member, shall make a Transfer which shall cause termination of the Company as a partnership for Federal income tax purposes, provided, however, nothing contained herein shall restrict the sale or transfer of any or all of the capital stock of CORE or Royal;

(c)           No Transfer permitted by this Article XV shall relieve the transferring Member of its share of any liability under this Agreement, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer, including without limitation as provided in Section 6.5 unless such liability is expressly novated in an agreement between the transferring Member, its transferee and the remaining Member;

(d)           As provided in Exhibit C, the transferring Member and the transferee shall bear all tax consequences of the Transfer;

(e)           In the event of a Transfer of less than all of a Member’s Membership Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Percentage Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Percentage Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(f)           If the Transfer is the grant of a security interest or other Lien on a Membership Interest to secure a loan or other indebtedness of a Member, such security interest or other Lien shall be subordinate to the terms of any pledge securing any obligation of the Company or any obligation of the granting Member to the Company or the other Member to the extent arising out or relating to the Company.  In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest, the acquiring third party shall be bound by the terms of this Agreement, including without limitation, Section 15.3, and shall acquire only the rights of an assignee of the Membership Interest, and shall not, without the unanimous approval of the remaining Members, be admitted to the Company as a Member;

(g)           No Member shall enter into any sale or other commitment or agree to dispose of Products or proceeds from the sale of Products by such Member upon distribution to it pursuant to Article XI if such sale or other commitment will create in a third party a security interest in Products or proceeds therefrom prior to any such distribution; and

(h)           If a Transfer is made which is contrary to Section 15.2(b) and which causes termination of the Company as a partnership for Federal income tax purposes, the transferring Member shall indemnify, defend and hold harmless the other Member and its Affiliates from and against any and all loss, cost, expense or damage arising from such termination.

15.3           Transfer Provisions.  Any Transfer by either Member under this Article XV and any Transfer by an Affiliate of Control of a Member shall be subject to the transfer rights of the other Member to the extent provided in Exhibit E.  Failure of a Member’s Affiliate to comply with this Article XV and Exhibit E shall be a breach by such Member of this Agreement.

ARTICLE XVI
DISPUTES

16.1           Dispute Resolution.  All disputes between the Members arising under or in connection with this Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with applicable Law.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.  If a Member substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

16.2           Forum Selection.  Each of Members irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Member or its successors or assigns may be brought and determined exclusively in the courts of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the Parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts.

ARTICLE XVII
CONFIDENTIALITY

17.1           General.  Each Member and Manager will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld.

17.2           Exceptions.  The consent required by Section 17.1 shall not apply to a disclosure:

(a)           To a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed;

(b)           To any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Membership Interest or the Assets;

(c)           To any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member or the Company; or

(d)           To a governmental agency or to the public which the disclosing Member or Manager believes in good faith is required by pertinent law or regulation or rule of any stock exchange.

17.3           Limitations.

(a)           In any case to which Section 17.2 is applicable, the disclosing Member or Manager shall, to the extent legally permitted, give notice to the other Member concurrently with the making of such disclosure.  As to any disclosure pursuant to Section 17.2(a), (b) or (c), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members are obligated under this Article XVII, and the disclosing Member or Manager shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

(b)           In any case to which Section 17.2(d) is applicable, the disclosing Member  shall disclose only that portion of Confidential Information which such Member believes in good faith is required by pertinent law or regulation or rule of any stock exchange and shall take all reasonable steps to preserve the confidentiality thereof.

(c)           Confidential Information disclosed by a Member under Sections 17.2(a) through (c) shall be factual and not the product of interpretation prepared by or on behalf of the Company or the other Member; it being understood that a Member shall be entitled to disclose Confidential Information under Sections 17.2(a) through (c) if:  (i) it is the product of interpretation prepared by or on behalf of the disclosing Member for its own purposes and (ii) the disclosing Member represents to its recipient that such interpretive information was not prepared by or on behalf of, and does not represent the opinion of, the Company or the other Member.

17.4           Public Announcements.  Prior to making or issuing any press release or other public announcement or disclosure of Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible.

17.5           Duration of Confidentiality.  The provisions of this Article XVII shall apply to a Member or Manager until the earlier of (a) the date that is two (2) years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation of such Member or Manager or the Transfer by such Member of its entire Membership Interest), and (b) the date that is two (2) years after the resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Membership Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member (or of the Company, to the extent distributed or otherwise assigned to a Member pursuant to this Agreement) under the Uniform Trade Secrets Act or similar applicable laws, the provisions of this Article XVII shall survive indefinitely.

ARTICLE XVIII
GENERAL PROVISIONS

18.1           Notices.  All notices, payments and other required communications (“Notices”) to the Members or Manager shall be in writing, and shall be given (i) by personal delivery to the applicable Member or Manager, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested.  All Notices shall be effective and shall be deemed delivered (a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by electronic communication on the next business day following receipt of the electronic communication, and (c) if solely by mail on the next business day after actual receipt.  A Member or Manager may change its address by Notice to the other Member.  The contact details for the Members, initially, are as follows:

If to CORE:	3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
Attention: Brad Juneau
Telephone: (713) 877-1311
Facsimile: (713) 621-7329
With a copy to:
Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, California 90071
Attention: Richard A. Shortz
Telephone: (213) 612-2526
Facsimile: (213) 612-2501
If to Royal:	1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: General Counsel
Telephone: (303) 573-1660
Facsimile: (303) 595-9385

18.2           Interpretation.  The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

18.3           Currency.  All references to “Dollars” or “$” herein shall mean lawful currency of the United States of America.

18.4           Headings.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

18.5           Waiver.  The failure of a Member or Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Member’s or Manager’s right thereafter to enforce any provision or exercise any right.

18.6           Modification.  No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Members.

18.7           Force Majeure.  Except for any obligation to make payments when due hereunder, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing.  The affected Member or Manager shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The affected Member or Manager shall resume performance as soon as reasonably possible.  During the period of suspension the obligations of the Members to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

18.8           Governing Law.  Except for matters of title to the Properties or their Transfer, which shall be governed by the Law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, except for its rules pertaining to conflicts of laws.

18.9           Rule Against Perpetuities.  Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date.

18.10           Further Assurances.  Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

18.11           Survival of Terms and Conditions.  The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member, Manager or other person in whose favor they run: Article II, Sections 4.9, 5.2(b)-(d), 5.4, 6.5, 6.6, 8.3, Article XII, Article XIII, Article XVI, Article XVII, and Article XVIII.

18.12           No Third Party Beneficiaries.  Except as specifically provided in Sections 4.9 and 15.2(h), this Agreement is for the sole benefit of the Members and the Manager, and no other Person, including without limitation, any creditor of any Member, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

18.13           Entire Agreement; Successors and Assigns.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Members and the Manager with respect to the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members and the Manager.  In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

[Signatures on Next Page]

IN WITNESS WHEREOF, the following parties have executed this Agreement, as Members, as of the date first above written.

Core Alaska, LLC

By:	/s/ John B. Juneau
Name:	John B. Juneau
Title:	President and Chief Executive Officer

Royal Alaska, LLC

By:	/s/ William Heissenbuttel
Name:	William Heissenbuttel
Title:	Vice President